Exhibit 10.1

August 16, 2021

Larry Edwards

Chief Executive Officer

La Jolla Pharmaceutical Company ledwards@ljpc.com

Re:Amendment to Employment Offer Letter Dear Larry:

This letter agreement amends certain terms of your employment offer letter (the “Offer Letter”), dated July 27, 2020, between you and La Jolla Pharmaceutical Company ("La Jolla"). Effective as of the date of this letter, Section 7.b. of the Offer Letter is amended and restated as follows:

b.

If La Jolla terminates your employment without Cause, or you terminate your employment for Good Reason within 12 months after a Change In Control Event (as defined in Attachment A), then: (1) you will receive as severance pay an amount equal to eighteen (18) months of your thencurrent base salary (subject to all applicable federal, state and local tax withholdings, and payable over a eighteenmonth period in accordance with La Jolla's regular payroll practices); (2) you will receive 100% of your thencurrent annual Target Bonus (subject to all applicable federal, state and local taxes and withholdings and payable in a lump sum); and (3) La Jolla will pay your COBRA premiums for medical, dental and vision insurance for you, your spouse and covered dependents, provided that you are eligible for and elect COBRA coverage, until the earlier of: (i) eighteen (18) months after your employment ends; or (ii) the date that you become employed by a new employer.

All other terms of the Offer Letter remain unchanged.

Please countersign below to acknowledge the foregoing amendment to the Offer Letter. Thank you for your many contributions to the success of La Jolla.

Sincerely,

/s/ Kevin Tang
Kevin Tang
Chairman of the Board

ACCEPTED:

/s/ Larry Edwards	8/17/21
Larry Edwards	Date